Exhibit 11.1  Computations of Income Per Share.

                               AVANT! CORPORATION
                 STATEMENTS RE: COMPUTATIONS OF INCOME PER SHARE
                      (in thousands except per share data)

                                           Three months ended
                                               March 31,
                                         ---------------------
                                          1996          1995
                                         -------       -------
Common shares outstanding
   (weighted average)                     15,927         8,743
Common stock equivalents
(using the treasury stock method):
   Stock Options and Awards
   (weighted average)                      1,324         1,532
   Convertible preferred stock              --           4,257
                                         -------       -------

Total                                     17,251        14,532
                                         =======       =======

Income                                   $ 2,686       $ 1,433
                                         =======       =======

Income per common share                  $  0.16       $  0.10
                                         =======       =======